Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-172882) on Form S-1 and Registration Statement (No. 333-176636) on Form S-3 of ChromaDex Corporation and Subsidiaries of our reports dated March 15, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of ChromaDex Corporation for the year ended December 31, 2011.

Our report dated March 15, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expressed an opinion that ChromaDex Corporation and Subsidiaries had not maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
March 15, 2012